UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K
_______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

_______________

Quantum Corporation
(Exact name of registrant as specified in its charter)

_______________

Delaware
(State or other jurisdiction of incorporation)

1-13449	94-2665054
(Commission File No.)	(IRS Employer Identification No.)

224 Airport Parkway, Suite 300
San Jose, CA 95110
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 944-4000
_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 12, 2015, Quantum Corporation (the “Company”) entered into Agreements to Advance Legal Fees (the “Legal Fees Agreements”) with certain of its executives, including the Named Executive Officers other than the Chief Executive Officer (each, an “Executive”). The form of the Legal Fees Agreement had been previously approved by the Company’s Board of Directors. The Legal Fees Agreement provides that, in the event an Executive brings an action to enforce or effect such Executive’s rights under a written agreement relating to such Executive’s employment (specifically, an employment agreement and/or a Change of Control Agreement), including the Legal Fees Agreement (an “Employment Agreement”), the Company will advance all reasonable attorneys’ fees incurred by the Executive in connection with the action. The arbitrator in any such action will determine whether or not the Executive is the prevailing party and, if the Company is the prevailing party, whether or not any portion of the advanced payments will be repaid to the Company. The Legal Fees Agreement does not apply to amendments or terminations of employee benefit plans and programs that are established for employees generally if the amendment or termination does not otherwise amend an Employment Agreement, or any dispute regarding any equity plan or award agreement unless such dispute also arises from and as a result of an Employment Agreement. The Legal Fees Agreements are intended to comply with or be exempt from the requirements of Internal Revenue Code Section 409A.

The foregoing description of the Legal Fees Agreement is qualified in its entirety by reference to the full text of the Legal Fees Agreement, the form of which will be filed with the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

		By:	/s/ Shawn D. Hall
Shawn D. Hall
Senior Vice President, General
Counsel and Secretary

Dated:	January 15, 2015